Mueller Industries, Inc. Reports First Quarter 2020 Earnings

COLLIERVILLE, Tenn., April 21, 2020 -- Mueller Industries, Inc. (NYSE: MLI) announces first quarter 2020 earnings results. Operating income for the first quarter was $59.3 million versus $49.2 million for the prior year period.
Net income for the first quarter was $32.4 million, or 57 cents per diluted share, on $602.9 million in net sales, versus prior year net income of $15.7 million, or 28 cents per diluted share, on $611.8 million in net sales.

Period Financial and Operating Highlights:

•
Average COMEX copper traded 9 percent lower in the first quarter of 2020 versus the prior year period. During the quarter, COMEX copper declined 64 cents per pound, or 22 percent, with 40 cents of that decline occurring in March.

•
The 1.4 percent decline in net sales was attributable to the lower copper prices and lower sales volumes in our Industrial Metals segment; partially offset by higher sales volumes in our Piping Systems and Climate segments.

•	Unusual impacts during the quarter included the following:

◦	A $21.9 million gain from our claim under the Deepwater Horizon Economic and Property Damage Settlement Program;

◦	A $3.0 million impairment charge on certain idled manufacturing equipment during the quarter; and

◦	Mark-to-market losses on open hedge positions, which reduced earnings $9.6 million.

•	We recorded a $6.3 million loss on our investment in Tecumseh Products Company in the quarter, compared to a $14.6 million loss in the prior year period.

•	The effective tax rate for the quarter was 26 percent, compared with 23 percent in 2019.

•	At quarter-end, cash on hand was $154.3 million. Debt to total capitalization was 42 percent, and the current ratio was 3.4 to 1.

Regarding the state of the Company and outlook, Greg Christopher, Mueller CEO said:
“The COVID-19 pandemic has had widespread effects around the world, and our Company is no exception. Our efforts to mitigate the health and safety risk to our employees and facilities began in February, and we have continually adapted our approach as guided by the public health experts. Amidst this turbulence, 67 of our 68 locations across three continents have remained open to support the critical infrastructure industries we serve, and we have had just one temporary closure due to a confirmed case of COVID-19. Our employees have truly stepped up to the plate by adopting the precautionary measures designed to protect them and their families while our Company does its part during this crisis.
Our primary market, the construction industry, while generally deemed essential, has seen reduced activity due largely to government orders and public health risk mitigation measures. We have, however, seen above normal demand levels in other segments for more niche products used for oxygen service in hospitals, the delivery of medical gases and medical equipment components.
These are tough times, but our balance sheet and liquidity position are solid. We have an established record of prudent financial management, and we began to prepare for a potential correction in the economy during the fourth quarter of 2019. We have further bolstered our position by implementing even more cash conservation measures, including the deferral of non-essential capital expenditures. Our committed credit facility provides for additional liquidity if needed to support our operations and seize potential opportunities, as we are well within our covenants.
2020 was off to a strong start, with softening in demand related to the virus hitting us during the latter half of March. Although the impact on the first quarter was mild, we currently anticipate that April and May could be off 30 percent - 40 percent, with any reversal depending upon the timing and progress of the reopening of the economy. We will continue to adapt as required. As a result, we do not intend to suspend or reduce our second quarter dividend.
Like all others, we look forward to the conclusion of this public health crisis, but in the meantime, are working actively as ever to capitalize on a number of opportunities we see on the horizon.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Collierville, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	March 28, 2020	March 30, 2019

Net sales	$602,919	$611,781

Cost of goods sold	508,715	511,393
Depreciation and amortization	11,039	10,555
Selling, general, and administrative expense	42,752	40,653
Asset impairments	3,035	—
Litigation settlement, net	(21,933)	—

Operating income	59,311	49,180

Interest expense	(5,379)	(6,954)
Other income (expense), net	278	(172)

Income before income taxes	54,210	42,054

Income tax expense	(14,144)	(9,546)
Loss from unconsolidated affiliates, net of foreign tax	(6,115)	(15,369)

Consolidated net income	33,951	17,139

Net income attributable to noncontrolling interests	(1,536)	(1,416)

Net income attributable to Mueller Industries, Inc.	$32,415	$15,723

Weighted average shares for basic earnings per share	55,875	55,728
Effect of dilutive stock-based awards	583	526

Adjusted weighted average shares for diluted earnings per share	56,458	56,254

Basic earnings per share	$0.58	$0.28

Diluted earnings per share	$0.57	$0.28

Dividends per share	$0.10	$0.10

Summary Segment Data:

Net sales:
Piping Systems Segment	$385,013	$376,492
Industrial Metals Segment	131,202	150,875
Climate Segment	93,272	89,834
Elimination of intersegment sales	(6,568)	(5,420)

Net sales	$602,919	$611,781

Operating income:
Piping Systems Segment	$36,676	$28,249
Industrial Metals Segment	11,182	19,187
Climate Segment	13,014	12,386
Unallocated expenses	(1,561)	(10,642)

Operating income	$59,311	$49,180

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	March 28, 2020	December 28, 2019
ASSETS
Cash and cash equivalents	$154,283	$97,944
Accounts receivable, net	308,836	269,943
Inventories	270,119	292,107
Other current assets	40,888	33,778

Total current assets	774,126	693,772

Property, plant, and equipment, net	366,828	363,128
Operating lease right-of-use assets	18,632	26,922
Other assets	286,353	287,118

	$1,445,939	$1,370,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$7,591	$7,530
Accounts payable	94,251	85,644
Current portion of operating lease liabilities	5,047	5,250
Other current liabilities	123,010	135,863

Total current liabilities	229,899	234,287

Long-term debt	468,234	378,724
Pension and postretirement liabilities	19,193	22,208
Environmental reserves	19,875	19,972
Deferred income taxes	19,513	21,094
Noncurrent operating lease liabilities	14,124	22,388
Other noncurrent liabilities	9,801	10,131

Total liabilities	780,639	708,804

Total Mueller Industries, Inc. stockholders’ equity	645,687	643,468
Noncontrolling interests	19,613	18,668

Total equity	665,300	662,136

	$1,445,939	$1,370,940

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 28, 2020	March 30, 2019

Cash flows from operating activities
Consolidated net income	$33,951	$17,139
Reconciliation of consolidated net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,119	10,635
Stock-based compensation expense	1,985	2,007
Provision for doubtful accounts receivable	1,100	(38)
Loss from unconsolidated affiliates	6,115	15,369
Loss on disposals of properties	32	37
Impairment charges	3,035	—
Deferred income tax expense (benefit)	213	(225)
Changes in assets and liabilities, net of effects of business acquired:
Receivables	(46,291)	(34,029)
Inventories	17,450	(13,335)
Other assets	8,010	(7,530)
Current liabilities	(10,821)	(15,885)
Other liabilities	(1,643)	741
Other, net	3,796	441

Net cash provided by (used in) operating activities	28,051	(24,673)

Cash flows from investing activities
Capital expenditures	(17,094)	(6,834)
Acquisition of business, net of cash acquired	(15,407)	—
Investments in unconsolidated affiliates	—	(8,000)
Proceeds from sales of properties	—	4

Net cash used in investing activities	(32,501)	(14,830)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	—	(5,574)
Repurchase of common stock	(5,574)	(1,763)
Issuance of long-term debt	110,000	100,557
Repayments of long-term debt	(20,572)	(30,472)
Issuance (repayment) of debt by consolidated joint ventures, net	189	(2,121)
Net cash received (used) to settle stock-based awards	464	(175)

Net cash provided by financing activities	84,507	60,452

Effect of exchange rate changes on cash	(6,135)	919

Increase in cash, cash equivalents, and restricted cash	73,922	21,868
Cash, cash equivalents, and restricted cash at the beginning of the period	98,042	77,138

Cash, cash equivalents, and restricted cash at the end of the period	$171,964	$99,006